Exhibit 23.1

Consent of Independent Registered Public Accounting Firm
The Board of Directors
Chemical Financial Corporation (to be renamed as TCF Financial Corporation):

We consent to the incorporation by reference in the registration statement (No. 333‑230635) on Post-Effective Amendment No.1 on Form S-8 to Registration Statement on Form S-4 of Chemical Financial Corporation (to be renamed as TCF Financial Corporation) of our reports dated February 28, 2019, with respect to the consolidated statements of financial position of Chemical Financial Corporation as of December 31, 2018 and 2017, the related consolidated statements of income, comprehensive income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2018, and the related notes, and the effectiveness of internal control over financial reporting as of December 31, 2018, which reports appear in the December 31, 2018 annual report on Form 10‑K of Chemical Financial Corporation.
/s/ KPMG LLP

Detroit, Michigan
July 31, 2019